UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 3, 2018

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road Dalton, Georgia	30720
(Address of principal executive offices)	(zip code)

(706) 876-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

In its annual report on form 10-K for 2017, the Company announced implementation of a Profit Improvement Plan (the “Plan”) to include consolidation of its commercial brands under a unified management structure.
The Plan represents an ongoing effort to reduce cost and streamline operations by consolidating the management of Dixie's two commercial brands under one management team, and more effectively sharing operations in sales, marketing, product development, and manufacturing. The Company has elected to modify the Plan to include the closure of its tufting operations while continuing its shipping and cut order operations in Commerce, California, and effective today, has made a commensurate increase in the cost estimates related to the workforce reduction and closure of the Commerce, California facility. Closure of the Commerce, California Tufting facility is expected to be complete within the first quarter of 2019. Going forward, tufting for the Company’s commercial operations will be handled in the Company’s Alabama facilities.
This closure, along with the recently announced commercial sales force consolidation and closure of its Chickamauga facility, include all modifications to the Profit Improvement Plan since the second quarter of 2018. Additional cost associated with closure of the facility and the attendant workforce reduction are estimated to be $684 thousand in severance costs, $1.0 million in machinery and inventory relocation expense, $450 thousand in facility restoration expense, $988 thousand in related inventory impairment and $349 thousand in asset impairments.
The aggregate change in estimate since last reported on the Company’s 10-Q for the second quarter of 2018 is an increase in the total Plan cost from $1.9 million to $5.4 million including the inventory and machinery and equipment asset impairments of $1.3 million. The estimated savings of the plan have increased by $5.8 million; one half of the increased savings represent lower estimated cost of sales while the other half represents lower estimated selling and administrative expense. The total cost of the Plan, from inception, is now estimated to be approximately $5.4 million with estimated cost reductions of $11.1 million. The Plan should be fully implemented by mid-2019. An updated schedule of the profit improvement plan will be provided within the form 10-Q to be filed on or before November 9, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2018	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer